Exhibit 10.11
AGREEMENT FOR FIELD SERVICES

DATE:

PARTIES:

Owner:	MinnErgy, LLC (MNE)
P.O. Box 186
Winons, MN 55987
Attn: Mr. Chris Arnold
507-858-0003 — Phone
507-458-5216 — Call
chrisarnold@minnergy.com

Consultant:	Natural Resource Group
1000 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attn: Mr. Mark S. Mason, P.G.
612-215-6082
612-347-6780 — Fax
612-804-1664 — Cell
msmason@nrginc.com

Drilling Contractor:	Thein Well Company
7025 North Highway 63
Rochester, Minnesota 66906
Attn: Mr. Mark Thein
507-288-5554
507-288-3224 — Fax
TheinBomb@aol.com
A corporation organized under and pursuant to the laws of the State of Minnesota. Thein Well Company, hereinafter “Contractor”.
RECITALS:
     MNE wishes to employ Contractor to perform well drilling and pump test services.
AGREEMENTS:
     Pursuant to the foregoing recitals, and in consideration of the mutual covenants and agreements hereinafter contained, and intending to be bound legally thereby, it is agreed as follows:
     1. Services. Contractor agrees to provide drilling and pumping test field services (hereinafter “Services”) at the request of MNE and their Consultant. During the term of this Agreement, Contractor will provide Services pursuant to work orders (hereinafter “Order”) if singular and “Orders” if plural) from MNE, which will cumulatively become part of this Agreement as Exhibit A. Each Order, generally telephonic with a written Order following, will identify MNE and the project, set forth specifically the assignments requested by the contractor for completion of the work. The assignment of Orders will be made to the Contractor solely at the discretion of MNE or their Consultant. All work shall be performed as specific or indicated in the Contract Documents for the bid price and in accordance with the terms and conditions of the Contract Documents.
     Any and all Geographic Information System (GIS), Computer Aided Design (CAD), Global Positioning System (GPS), or other digital information, including databases and digital imagery (collectively “Digital Information”) collected and/or developed by Contractor or any subcontractor of Contractor or any subcontractor of Contractor shall be furnished to MNE at the completion of Order or as agreed upon. All Digital Information will be collected, archived and delivered to the Consultant. Upon request by MNE and if commercially reasonable, all information and materials provided by MNE by Contractor shall be on an electronic medium as designed by MNE or the Consultant.
     Contractor will be responsible for obtaining any local, township, state or federal licenses or permits needed to conduct the Services under this Agreement. Contractor shall be obligated to ensure that landowner permission has been obtained prior to entering private property as needed to complete the Services under this Agreement.
     Unless directed otherwise, materials specifically required by regulatory agencies will be submitted by the Contractor to MNE or their Consultant for review prior to submitting the materials to the appropriate regulatory agency.
     2. No Assignment. No part of this Agreement shall be assigned or Services subcontracted without the written approval of MNE or the Consultant. All approved subcontractors will be required to abide by the same terms and conditions as the contractor and carry the required insurance.
     3. Term; Termination. The term of this Agreement shall be from 9/20/06 to 12/31/06. This Agreement may be terminated by agreement of the parties, or by MNE upon seven (7) days written notice to the Contractor. Upon such termination, MNE shall pay Contractor in accordance with Section 4 herein for all Services performed hereunder up to the date of such termination. In the event that this Agreement is terminated by either party, MNE may require Contractor to continue any or all activities as described in the Work Order to allow for a reasonable transition period. This work would be conducted under the terms of this Agreement, which will remain in force until the transition period is completed.
     4. Method of Payment. Payment will be made by MNE to Contractor pursuant to monthly invoices itemizing the Services performed according to the Contractors bid document. Invoices shall be submitted to MNE with a copy of the Consultant upon a project completion or on a monthly basis. All Contractor invoices will be paid within 30 days following receipt of a Consultant approved invoice.
     5. Audit. Contractor shall maintain and shall require its subcontractors to maintain adequate books and records according to generally accepted accounting principles consistently applied which reflects all costs, labor, hours, equipment, time and other expenses of whatever nature incurred by Contractor in accordance with this Agreement. MNE shall be entitled during the performance of work under each Order and for a period of three (3) years after completion of the work under each Order, to audit the books and records so maintained.
     6. Notices. All notices given with respect to this Agreement shall be in writing to the parties at their respective addresses shown in this Agreement.
     7. General Report Requirements. Contractor will submit progress reports as required by each Order currently in progress. Progress reports will include information describing:
•	The status of work

•	The work accomplished during the period

•	Estimated and completion dates for field work, report, etc., within the next invoice period

•	Any noteworthy information pertaining to the work
     8. Contractor’s Insurance. Contractor shall purchase from and maintain a company or companies lawfully authorized to do business in the jurisdiction in which the project is located such insurance as is appropriate for the Services being performed and furnished and as will provide protection from claims which may arise out of or result from the Contractor’s performance and furnishing of the services and other obligations of Contractor under this Agreement and for which the Contractor may be legally liable, whether such operations by Contractor or Contractor’s employees, Subcontractor or anyone for whose acts any of them may be liable.
     The insurance required by this Paragraph (8) shall include the specific coverages and be written for not less than the limits of liability and coverages as hereinafter provided or required by law, whichever is greater.
Workers Compensation insurance shall be written for not less than the statutory lmits and include Employers Liability Coverage B with limits of $1,000,000. Bodily injury each accident; $1,000,000. Bodily Injury by Disease — Policy Limit and $1,000,000. Bodily Injury by Disease — Each Employee.
Commercial General Liability shall provide at a minimum the following coverages: operations of the contractor; operations of subcontractor (contingent liability); usual personal injury liability coverage; employees as additional insured; property damage hazards of explosion, collapse and underground; contractual liability products/completed operations and shall be maintained with limits of not less than $1,000,000 for each occurrence, $2,000,000 general aggregate, $2,000,000 products/completed operations aggregate.
Comprehensive Automobile Liability Insurance shall be maintained with a combined single limit of $1,000,000 for bodily injury and property damages and shall provide coverage for all owned, hired and non-owned automobiles.

Umbrella Liability Coverage shall be maintained with limits of $2,000,000. Each Occurrence and $2,000,000 Aggregate. The umbrella liability policy shall provide excess limits over and above the employers liability, commercial general liability and comprehensive automobile liability limits as stated in this article.
     All of the policies of insurance so required to be purchased and maintained (or the certificates or other evidence thereof) shall contain a provision or an endorsement that the coverage afforded will not be canceled, limits reduced by endorsement, or renewal refused until at least thirty (30) days prior written notice has been given to MNE by certified mail. All such insurance shall remain in effect for two years after substantial completion. The Contractor’s general liability and automobile liability policies shall name MNE as an additional insured. Contractor shall provide a certificate of insurance to MNE prior to commencement of services under this Agreement.
     9. Indemnification. Contractor agrees to defend, indemnify, and hold harmless MNE, its Consultant, officers and employees against and from all claims, losses, demands, judgments, and expenses related thereto caused by or arising out of Contractor’s negligent acts in performance of the Services or by its failure to perform its Services.
     10. Hazardous Substances/Hazardous Waste. MNE represents that if MNE knows or has reason to suspect that hazardous substances or pollution may exist at the project site, MNE has fully informed Contractor. In the event Contractor encounters hazardous substances or contamination significantly beyond that originally represented by MNE, Contractor may suspend its Services and enter into good faith negotiation of this Agreement. MNE acknowledges that Contractor has no responsibility as a generator, treater, storer, or disposer of hazardous or toxic substances found or identified at a site and MNE agrees to indemnify and hold harmless Contractor from any claim or liability arising out of Contractor’s performance of the word under this Agreement and made or brought against contractor for any actual or threatened environmental pollution or contamination except to the extent that Contractor has intentionally or negligently caused or contributed to any such pollution or contamination.
     11. Sample Ownership. All samples are the property of the Owner. Absent direction from MNE, Contractor may return all samples to the site.
     12. Buried Utilities. In those situations where Contractor performs subsurface exploration, MNE, to the extent of its knowledge, will furnish to Contractor information identifying the type and location of utilities and other man-made objects beneath the surface of the project site. Contractor will be responsible for contacting appropriate entities for clearing public underground utilities. Contractor will take reasonable precautions to avoid damaging these utilities or objects. Prior to penetrating the site’s surface, Contractor will furnish MNE with documentation that reasonable precaution have been taking to avoid the penetration of utilities.
     13. Health and Safety. Contractor must development and implement a health and safety plan (Plan) for its employees, and will be responsible for the actions of its employees by ensuring that employees are properly trained and follow the safety procedures outlined in its Plan. The Plan must be relevant to the services being performed and must comply with applicable local, state and federal health and safety regulations.

     14. Standard of Care. Contractor agrees that all work performed under the terms of this Agreement will meet or exceed the standard of care and skill exercised by reputable members of its profession practicing under similar conditions and in the same location.
     15. Confidentiality. During the term of this Agreement and for a period of five years thereafter, Contractor agrees that all information related to the Orders and the Services pursuant to this Agreement will remain confidential. Contractor shall not divulge to anyone communication (or part or substance therof) received from or given to MNE in connection with Contractor’s Services pursuant to this Agreement, except:
(a) At the express and specific direction of MNE; or
(b) In compliance with the final order of a court of appropriate jurisdiction or of an administrative body of appropriate jurisdiction; or
(c) Information that is or later becomes generally available to the public by use, publication or the like, through no action or omission of the Contractor; or
(d) Information that is obtained on a non-confidential basis from a third party who lawfully disclosed the same to Contractor; or
(e) Information that Contractor already possesses, as evidenced by its written records, predating receipt thereof from MNE.
Upon termination of this Agreement, Contractor agrees, if requested, to return to MNE all maps, books, or other information or materials supplied by MNE.
     16. Use of Data. Contractor transfers ownership of all documents and reports to MNE. Contractor grants MNE a perpetual, royalty free license to use, distribute and prepare derivative works of all Digital Information.
     17. Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any section or provision thereof.
     18. Attorneys’ Fees. In the event either party shall be successful in any suit for damages for breach of this Agreement, including nonpayment of invoices, or to enforce this Agreement or to enjoin the other party from violating this Agreement, such party shall be entitled to recover as part of its damages its reasonable legal costs and expenses for bringing and maintaining such action.
     19. Waiver of Terms and Conditions. The failure of either party in any one or more instances to enforce one or more of the terms or conditions of this Agreement or to exercise any right or privilege in this Agreement, or the waiver by either party of any breach of the of the terms or conditions of this Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, or privileges, and the same shall continue and remain in force and effect as if no such failure to enforce had occurred.
     20. Governing Law. This Agreement shall be deemed to be an Agreement made under the laws of the State of Minnesota, and for all purposes it, plus any related or supplemental exhibits, schedules, documents, or notices, shall be construed in accordance with and governed by the laws of such state.
     21. Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related document.
     22. Survival of Representations and Warranties. All the representations, warranties, covenants and Agreement contained in this Agreement shall survive the termination of this Agreement and Contractor’s completion of the Services contemplated herein.
     23. Entire Agreement. This Agreement constitutes and expresses the entire Agreement and understanding between the parties hereto, and all previous discussions, promises, representations, and understandings between the parties hereto are merged herein.
     The parties hereto have caused this Agreement to be appropriately executed as of the day and year first above written.

MinnErgy, LLC			Thein Well Company

By:	/s/ Daniel H. Arnold		By:	/s/ Mark Thein

	Its:	Chairman		Its:	Vice President

Date:	9/20/06		Date:	9/21/06